October 17, 2008

 Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C.   20549-7561
Dear Sirs/Madams:
We have read the Exhibit to Sub-Item 77K of Centennial Government Trust's amended Form NSAR-B dated October 17, 2008, and we agree with the statements made therein.

Yours truly,




/s/ DELOITTE & TOUCHE LLP
Denver, Colorado